UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2008 (June 3, 2008)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A)        Execution of Loan Agreement

On June 3, 2008 (the “Effective Date”), Puente Hills Mall, LLC (“Puente”), a majority-owned affiliate of Glimcher Realty Trust (the “Registrant”), entered into a Loan Agreement (the “Agreement”) with Eurohypo AG, New York Branch, as administrative agent and lender (the “Lender”), to borrow Ninety Million Dollars ($90,000,000) from the Lender (the “Loan”).  As further discussed below, the Loan is secured by a first lien mortgage on Puente Hills Mall, a regional mall located in City of Industry, CA (the “Mall”) of which the Registrant, through Puente, has a 52% ownership interest.

Under the Agreement, the maturity date for the Loan is June 3, 2010 (the “Maturity Date”), provided that Puente shall have two (2) separate options to extend the Maturity Date by twelve (12) months (the “Term”).  Under the Agreement, Puente may exercise its right to extend the Maturity Date if Puente: (i) provides proper notice of its election to the Lender; (ii) has no continuing or existing defaults or events of default under the Agreement; (iii) pays an extension fee equal to fifteen (15) basis points (0.15%) of the then current outstanding amount under the Loan; (iv) satisfies certain ratios under the Agreement relating to the outstanding amount under the Loan and the Mall’s value as well as other debt service coverage covenants in the Agreement, and (v) the Mall has an occupancy rate of at least 90% with tenants who are not in material default under their leases.  The initial interest rate for the Loan shall be One-Month LIBOR plus 2.35%; however, the Agreement requires Puente to enter into an interest rate protection agreement within ten (10) days after the Effective Date.  The Agreement requires Puente to make interest only periodic payments on the amount outstanding under the Loan unless Puente elects to extend the Maturity Date at which time Puente shall commence payments of principal and interest pursuant to a 30-year amortization schedule calculated on the basis of a deemed  interest rate equal to the greater of:  (i) 7%, (ii) the yield on 10-year treasury bonds assumed to be issued as of the first day of the extended Term plus 2.50%, or (iii) the Loan’s prevailing interest rate at the time Puente elects to extend the Maturity Date.  The Agreement permits Puente to make voluntarily prepayments of the Loan in whole or in part prior to the end of the Term subject to Puente paying a termination fee in connection with the interest rate protection agreement between the Lender and Puente.

Under the Agreement, the Lender has the right to syndicate the Loan within sixty (60) days of the Effective Date and to require changes in the terms and conditions of the Loan, including changes in interest rate and term, to facilitate the syndication.   The Lender has advised Puente that it intends to retain Forty-Five Million Dollars ($45,000,000) of the outstanding amount under the Loan.  The Lender has the right to syndicate the balance in increments of not less than Ten Million Dollars ($10,000,000) to each participating lender, but has advised Puente that it anticipates only one (1) additional syndication lender will be required.  If Puente is not satisfied with the terms of the syndication then Puente has the right to pay down the outstanding amount under the Loan by Forty-Five Million Dollars ($45,000,000).  The Loan is evidenced by a promissory note and secured by a first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, and Security Agreement and Fixture Filing on the Mall.  The Agreement contains default provisions customary for transactions of this nature.

B)        Execution of Guarantee

In connection with the execution of the Agreement, Glimcher Properties Limited Partnership (“GPLP”), an affiliate of the Registrant, entered into a guarantee agreement with Lender, dated as of the Effective Date, under which GPLP provides guarantees to protect the Lender against losses that it may incur by reason of intentional misrepresentations, negligence, bankruptcy or misappropriations by Puente or following certain other defaults by Puente under the Agreement.

Lender, together with other financial institutions, serves as a participating lender on the construction loan agreement relating to the Registrant’s Scottsdale Quarter development disclosed by the Registrant in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 5, 2007 and included as an exhibit to Registrant’s Form 10-K for the period ended December 31, 2007 as well as its Amended and Restated Credit Agreement, dated December 14, 2006, and disclosed by the Registrant in a Current Report on Form 8-K filed with the SEC on December 18, 2006 and included as an exhibit to Registrant’s Form 10-K for the period ended December 31, 2006.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: June 3, 2008	/s/ Kim A. Rieck
Kim A. Rieck
Senior Vice President, General Counsel & Secretary